THE MANUFACTURERS LIFE INSURANCE
COMPANY OF NORTH AMERICA
--------------------------------------------------------------------------------

  EXECUTIVE OFFICE:       ANNUITY SERVICE OFFICE:          HOME OFFICE
116 Huntington Avenue          P.O. Box 9230           Wilmington, Delaware
   Boston, MA 02116        Boston, MA 02205-9230
                               1-800-344-1029

                  This is a Legal Contract - read it carefully.

   We agree to pay the benefits of this Contract in accordance with its terms.

            This Contract is issued in consideration of the Payments.



                             TEN DAY RIGHT TO REVIEW

The Contract Owner may cancel the Contract by returning it to our Annuity Service Office or agent at any time within 10 days after receipt of the Contract. Within 7 days of receipt of the Contract by us, We will pay the Contract Value, computed at the end of the valuation period during which the Contract is received by us, to the Contract Owner.

When the Contract is issued as an individual retirement annuity, during the first 7 days of this 10 day period, we will return the greater of (i) Contract Value computed at the end of the valuation period during which the Contract is received by us, or (ii) sum of all payments.

                 Signed for the Company at its Executive Office,
                  Boston, Massachusetts, on the Contract Date.

                DETAILS OF VARIABLE ACCOUNT PROVISIONS ON PAGE 8

                 Vice President                    President



                   Flexible Payment Deferred Variable Annuity
                                Non-Participating



ANNUITY PAYMENTS AND OTHER VALUES PROVIDED BY THIS CONTRACT WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.


VISION.001

INTRODUCTION

This is a flexible payment deferred variable annuity. This annuity provides that the Contract Value will accumulate on a variable basis and annuity payments may be either fixed or variable, or a combination of fixed and variable. The Contract Value will vary with the investment performance of the Variable Account.

If you select annuity payments on a variable basis, the payment amount will vary with the investment performance of the Variable Account.

You must allocate Payments among one or more Investment Options. The Investment Options are identified on the Contract Specifications Page.


TABLE OF CONTENTS
--------------------------------------------------------------------------------

Contract Specifications Page                                                Page

PART 1 - DEFINITIONS ......................................................  1

PART 2 - GENERAL PROVISIONS ...............................................  2

PART 3 - OWNERSHIP ........................................................  4

PART 4 - BENEFITS .........................................................  5

PART 5 - PAYMENTS .........................................................  7

PART 6 - VARIABLE ACCOUNT PROVISIONS ......................................  7

PART 7 - ANNUITY PROVISIONS ...............................................  8

PART 8 - TRANSFERS ........................................................  9

PART 9 - WITHDRAWAL PROVISIONS ............................................ 10

PART 10 - FEES AND DEDUCTIONS ............................................. 11

PART 11 - LOAN PROVISION .................................................. 12

PART 12 - PAYMENT OF CONTRACT BENEFITS .................................... 12

                               SPECIFICATIONS PAGE

TYPE OF CONTRACT:            NON-QUALIFIED

CONTRACT DATE:                  11/06/1997     MATURITY DATE:        11/06/2017

INITIAL PURCHASE PAYMENT:     $ 100,000.00     CONTRACT NUMBER:       000000025

                                               GOVERNING LAW:                DE

INITIAL ALLOCATION OF NET
  PURCHASE PAYMENT:                      (SEE REVERSE FOR ALL AVAILABLE OPTIONS)

INVESTMENT OPTIONS:                          INTEREST RATE:       GUARANTEED TO:

1 YEAR FIXED                       50.00%    4.00%                    11/06/1998

EQUITY                             50.00%

















                               -----------
TOTAL                             100.00%

OWNER:                          JOE OWNER        CO-OWNER:

ANNUITANT:                      JOE OWNER        AGE:                         77

CO-ANNUITANT:                                    BENEFICIARY:  SEE ATTACHED LIST

                          AVAILABLE INVESTMENT OPTIONS

FIXED INVESTMENT OPTIONS
      1 Year Fixed

VARIABLE INVESTMENT OPTIONS

     Pacific Rim Emerging Markets      Manufacturers Adviser Corporation
     Science & Technology              T. Rowe Price Associates, Inc.
     International Small Cap           Founders Asset Management, Inc.
     Emerging Growth                   Warburg, Pincus Counsellors, Inc.
     Pilgrim Baxter Growth             Pilgrim Baxter & Associates
     Small/Mid Cap                     Fred Alger Management, Inc.
     International Stock               Rowe Price-Fleming International, Inc.
     Worldwide Growth                  Founders Asset Management, Inc.
     Global Equity                     Morgan Stanley Asset Management Inc.
     Small Company Value               Rosenberg Institutional Equity Management
     Growth                            Founders Asset Management, Inc.
     Equity                            Fidelity Management Trust Company
     Quantitative Equity               Manufacturers Adviser Corporation
     Blue Chip Growth                  T. Rowe Price Associates, Inc.
     Real Estate Securities            Manufacturers Adviser Corporation
     Value                             Miller Anderson & Sherrerd, LLP
     International Growth & Income     J.P. Morgan Investment Management Inc.
     Growth and Income                 Wellington Management Company, LLP
     Equity-Income                     T. Rowe Price Associates, Inc.
     Balanced                          Founders Asset Management, Inc.
     Aggressive Asset Allocation       Fidelity Management Trust Company
     High Yield                        Miller Anderson & Sherrerd, LLP
     Moderate Asset Allocation         Fidelity Management Trust Company
     Conservative Asset Allocation     Fidelity Management Trust Company
     Strategic Bond                    Salomon Brothers Asset Management Inc.
     Global Government Bond            Oechsle International Advisors, L.P.
     Capital Growth Bond               Manufacturers Adviser Corporation
     Investment Quality Bond           Wellington Management Company, LLP
     U.S. Government Securities        Salomon Brothers Asset Management Inc.
     Money Market                      Manufacturers Adviser Corporation
     Lifestyle Portfolios:             Manufacturers Adviser Corporation
          Conservative 280
          Moderate 460
          Balanced 640
          Growth 820
          Aggressive 1000

                             BENEFICIARY INFORMATION


Please find below the Beneficiary Information for contract number, 000000025, currently on file at The Manufacturers Life Insurance Company of North America:

Kathy Owner

                       FIXED INVESTMENT OPTION ENDORSEMENT

ALL CONTRACTS BEGINNING WITH FORM NUMBERS VEN10 AND VISION.001 TO WHICH THIS ENDORSEMENT IS ATTACHED IS AMENDED AS FOLLOWS:


PART 1, DEFINITIONS, ACCUMULATION UNIT and INVESTMENT OPTIONS are replaced as follows:

ACCUMULATION UNIT   A unit of measure that is used to calculate the value
                    of the variable portion of this Contract before the Maturity
                    Date.

INVESTMENT OPTIONS  The Investment Options made available under this Contract are the Sub-Accounts of the Variable Account and the fixed interest rate options as shown on the Contract Specifications Page and application.


PART 6 - VARIABLE ACCOUNT PROVISIONS, INVESTMENT ACCOUNT, is to be added as follows:

INVESTMENT          ACCOUNT We will establish a separate Investment Account for you for each variable Investment Option to which you allocate amounts. The Investment Account represents the number of your Accumulation Units in an Investment Option.

The FIXED ACCOUNT PROVISIONS are to be added as follows:

INVESTMENT ACCOUNT  We will establish a separate Investment Account for you each time you allocate amounts to the fixed Investment Option. Any amounts you allocate to the fixed Investment Option on the same day will establish a new Investment Account. Amounts invested in these Investment Accounts will earn interest at the guaranteed rate in effect on the date the amounts are allocated for the duration of the guarantee period.

                    We will determine the guaranteed rate from time to time for new allocations, but in no event will the minimum guaranteed rate under a fixed Investment Account be less than 3%.

GUARANTEE PERIODS   The guarantee period will be the duration of the fixed
                    Investment Option measured from the date the amount is allocated to the Investment Account. Amounts cannot be allocated to a fixed Investment Option that would extend the guarantee period beyond the Maturity Date.

RENEWALS The renewal amount is the Investment Account Value at the end of the particular guarantee period. The renewal amount will be automatically renewed in the fixed Investment Option at the end of the guarantee period, unless you specify otherwise. If renewal in the fixed Investment Option would result in the guarantee period for the fixed Investment Account extending beyond the Maturity Date, the renewal amount may not be renewed in the fixed Investment Option.

INVESTMENT ACCOUNT  The amount in the Investment Accounts will accumulate at a
VALUE rate of interest determined by us and in effect on the date the amount is allocated to the Investment Account. The Investment Account Value is the accumulated value of the amount invested in the Investment Account reduced by any withdrawals, loans, transfers or charges taken from the Investment Account.


ENDORSEMENT.025

PART 8, TRANSFERS, is modified as follows:

TRANSFERS           The following paragraph is added following the first
                    paragraph:

                    Amounts may not be transferred from a fixed Investment Account unless those amounts have been in the fixed Investment Account for at least one year.


PART 9, WITHDRAWAL PROVISIONS, is modified as follows:

SUSPENSION OF       The following paragraph is added following the first
PAYMENTS            paragraph:

                    We may defer the right of withdrawal from the fixed Investment Accounts for not more than six months from the day we receive written request and the Contract, if required. If such payments are deferred 30 days or more, the amount deferred will earn interest at a rate not less than 3% per year.

PARTIAL WITHDRAWAL  The following is added following the first paragraph:

                    If there are multiple Investment Accounts under a fixed Investment Option, the requested amount from that Investment Option must be withdrawn from those Investment Accounts on a first-in-first-out basis. If you do not specify, the requested amount will be withdrawn in the following order:

                      (a) Variable Investment Accounts on a pro rata basis,
                      (b) Fixed Investment Option on a first-in-first-out basis.

WITHDRAWAL CHARGE   The following is added preceding item (2):

                    The free withdrawal amount will be applied to your requested withdrawal in the following order:

                      (a) Variable Investment Accounts on a pro rata basis,
                      (b) Fixed Investment Option on a first-in-first-out basis.

Endorsed on the Date of Issue of this Contract.


THE MANUFACTURERS LIFE INSURANCE COMPANY OF NORTH AMERICA



Vice-President

                          WITHDRAWAL CHARGE ENDORSEMENT

PART 9, WITHDRAWAL PROVISIONS, PARTIAL WITHDRAWAL and WITHDRAWAL CHARGE, of all contracts beginning with form numbers VEN10 and VISION.001 to which this endorsement is attached are amended as follows:


PARTIAL WITHDRAWAL  The second paragraph is deleted.


WITHDRAWAL CHARGE   This section is replaced in its entirety, as follows:

                    If a withdrawal is made from the Contract before the Maturity Date, no withdrawal charge will be assessed against Payments.

Endorsed on the Date of Issue of this Contract.

THE MANUFACTURERS LIFE INSURANCE COMPANY OF NORTH AMERICA



Vice-President


ENDORSEMENT.030

PART 1              DEFINITIONS
-------------------------------------------------------------------------------

WE AND YOU          "We", "us", and "our" means The Manufacturers Life Insurance
                    Company of North America. "You" or "your" means the Owner of this Contract.

ACCUMULATION UNIT   A unit of measure that is used to calculate the value of
                    your Contract before the Maturity Date.

ANNUITANT           Any individual person or persons whose life is
                    used to determine the duration of annuity payments involving life contingencies. The Annuitant is as designated on the Contract Specification Page and application, unless changed.

ANNUITY OPTION      The method selected by you for annuity payments made by us.

ANNUITY SERVICE     Any office designated by us for the receipt of Payments and
OFFICE              processing of Contract Owner requests.

ANNUITY UNIT        A unit of measure that is used after the Maturity Date to
                    calculate Variable Annuity payments.

BENEFICIARY         The person, persons, or entity to whom certain benefits are payable following the death of an Owner, or in certain circumstances, an Annuitant.

CONTINGENT          The person, persons or entity who becomes the Beneficiary if
BENEFICIARY         the Beneficiary is not alive.

CONTRACT            The anniversary of the Contract Date.
ANNIVERSARY

CONTRACT DATE       The date of issue of the Contract as specified on the
                    Contract Specifications Page.

CONTRACT VALUE      The total of the Investment Account Values and, if
                    applicable, any amount in the Loan Account attributable to the Contract.

CONTRACT YEAR       The period of twelve consecutive months beginning on the
                    Contract Date or any anniversary thereafter.

DEBT Any amounts in the Loan Account attributable to the Contract plus any accrued loan interest. The loan provision is applicable to certain Qualified Contracts only.

FIXED ANNUITY       An Annuity Option with payments which are predetermined and guaranteed as to dollar amount.

GENERAL ACCOUNT All the assets of The Manufacturers Life Insurance Company of North America other than assets in separate accounts.

INTERNAL REVENUE    The Internal Revenue Code of 1986, as amended from time to
CODE (IRC)          time, and any successor statute of similar purposes.

INVESTMENT ACCOUNT  An account established by us which represents your interest in an Investment Option prior to the Maturity Date.

INVESTMENT ACCOUNT
VALUE               The value of your investment in an Investment Account.

INVESTMENT OPTIONS  The Investment Options made available under this Contract are the Sub-Accounts of the Variable Account as shown on the Contract Specifications Page and application.

LOAN ACCOUNT
                    The portion of the General Account that is used for collateral when a loan is taken.

MATURITY DATE       The date on which annuity benefits commence. It is the date specified on the Contract Specifications Page, unless changed.

NET PAYMENT         The Payment less the amount of premium tax, if any, deducted from the Payment.

NON-QUALIFIED       Contracts which are not issued under Qualified Plans.
CONTRACTS

OWNER OR CONTRACT   The person, persons or entity entitled to the ownership
OWNER               rights under this Contract. The Owner is as designated on
                    the Contract Specifications Page and application, unless changed.


PORTFOLIO OR TRUST  A separate portfolio of Manufacturers Investment Trust, a
PORTFOLIO           mutual fund in which the Variable Account invests, or any
                    successor mutual fund.


PAYMENT An amount paid to us by you as consideration for the benefits provided by the Contract.

QUALIFIED CONTRACTS Contracts issued under Qualified Plans.

QUALIFIED PLANS     Retirement plans which receive favorable tax treatment under section 401, 403, 408 or 457, of the Internal Revenue Code of 1986, as amended.

SEPARATE ACCOUNT    A segregated account of The Manufacturers Life Insurance
                    Company of North America that is not commingled with our general assets and obligations.

SUB-ACCOUNT(S)      One or more of the Sub-Accounts of the Variable Account.
                    Each Sub-Account is invested in shares of a different Trust
                    Portfolio.

VALUATION DATE      Any date on which the New York Stock Exchange is open for
                    business and the net asset value of a Trust Portfolio is determined.

 VALUATION PERIOD   Any period from one Valuation Date to the next, measured
                    from the time on each such date that the net asset value of each Portfolio is determined.

 VARIABLE ACCOUNT   The Manufacturers Life Insurance Company of North America
                    Separate Account A, which is a separate account of The
                    Manufacturers Life Insurance Company of North America.

 VARIABLE ANNUITY   An Annuity Option with payments which: (1) are not
                    predetermined or guaranteed as to dollar amount, and (2) vary in relation to the investment experience of one or more specified Sub-Accounts.


PART 2              GENERAL PROVISIONS
--------------------------------------------------------------------------------

ENTIRE CONTRACT     The entire contract consists of this Contract, any Contract endorsements, and a copy of the application if one is attached to the Contract when issued.

                    Only our President, Vice-President or Secretary may agree to change or waive any provisions of the Contract. The change or waiver must be in writing.

                    We will not change or modify this Contract without your consent except as may be required to make it conform to any applicable law or regulation or any ruling issued by a government agency.

                    The benefits and values available under this Contract are not less than the minimum required by any statute of the state in which the Contract is issued. We have filed a detailed statement of the method used to calculate the benefits and values with the Department of Insurance in the state in which the Contract is issued, if required by law.

BENEFICIARY         The Beneficiary is as designated in the Contract
                    Specifications Page and application, unless changed.
                    However, if there is a surviving Owner, that person will be treated as the Beneficiary. If no such Beneficiary is living, the Beneficiary is the "Contingent Beneficiary". If no Beneficiary or Contingent Beneficiary is living, the Beneficiary is the estate of the deceased Owner.

CHANGE OF MATURITY  Prior to the Maturity Date, you may request in writing a
DATE change of the Maturity Date. Any extension of the Maturity Date will be subject to our prior approval.

ASSIGNMENT          You may assign this Contract at any time prior to the
                    Maturity Date. No assignment will be binding on us unless it is written in a form acceptable to us and received at our Annuity Service Office. We will not be liable for any payments made or actions we take before the assignment is accepted by us. An absolute assignment will revoke the interest of any revocable Beneficiary. We will not be responsible for the validity of any assignment.

CLAIMS OF CREDITORS To the extent permitted by law, no benefits payable under this Contract will be subject to the claims of your, the Beneficiary's or the Annuitant's creditors.

MISSTATEMENT AND    We may require proof of age, sex or survival of any person
PROOF OF AGE, SEX   upon whose age, sex or survival any payments depend. If the age or sex of the Annuitant has been misstated, the benefits will be those which the Payments would have provided for the correct age and sex. If we have made incorrect annuity payments, the amount of any underpayment will be paid immediately. The amount of any overpayment will be deducted from future annuity payments.

ADDITION, DELETION We reserve the right, subject to compliance with applicable OR SUBSTITUTION OF law, to make additions to, deletions from, or substitutions INVESTMENT OPTIONS for the Portfolio shares that are held by the Variable
                    Account or that the Variable Account may purchase. We reserve the right to eliminate the shares of any of the eligible Portfolios and to substitute shares of another Portfolio of the Trust, or of another open-end registered investment company, if the shares of any eligible Portfolio are no longer available for investment, or if in our judgment further investment in any eligible Portfolio should become inappropriate in view of the purposes of the Variable Account. We will not substitute any shares attributable to your interest in a Sub-Account without notice to you and prior approval of the Securities and Exchange Commission to the extent required by the Investment Company Act of 1940. Nothing contained herein shall prevent the Variable Account from purchasing other securities for other series or classes of contracts, or from effecting a conversion between shares of another open-end investment company.

                    We reserve the right, subject to compliance with applicable law, to establish additional Sub-Accounts which would invest in shares of a new Portfolio of the Trust or in shares of another open-end investment company. We also reserve the right, subject to compliance with applicable law, to eliminate existing Sub-Accounts, to combine Sub-Accounts or to transfer assets in a Sub-Account to another Separate Account established by us or an affiliated company. In the event of any such substitutions or changes, we may, by appropriate endorsement, make such changes in this and other Contracts as may be necessary or appropriate to reflect such substitutions or changes. If deemed by us to be in the best interests of persons having voting rights under the Contracts, the Variable Account may be operated as a management company under the Investment Company Act of 1940 or it may be deregistered under such Act in the event such registration is no longer required.

 NON-PARTICIPATING  Your Contract is non-participating and will not share in our profits or surplus earnings. We will pay no dividends on your Contract.

 REPORTS At least once each year we will send you a report containing information required by the Investment Company Act of 1940 and applicable state law.

INSULATION          The portion of the assets of the Variable Account equal to the reserves and other contract liabilities with respect to such account are not chargeable with liabilities arising out of any other business we may conduct. Moreover, the income, gains and losses, realized or unrealized, from assets allocated to the Variable Account shall be credited to or charged against such account without regard to our other income, gains or losses.

CURRENCY AND PLACE  All payments made to or by us shall be made in the lawful
OF PAYMENTS         currency of the United States of America at the Annuity
                    Service Office or elsewhere if we consent.

NOTICES AND         To be effective, all notices and elections you make under
ELECTIONS           this Contract must be in writing, signed by you and received by us at our Annuity Service Office. Unless otherwise provided in this Contract, all notices, requests and elections will be effective when received by us, complete with all necessary information and your signature, at our Annuity Service Office.

GOVERNING LAW       This Contract will be governed by the laws of the
                    jurisdiction indicated on the Contract Specifications Page.

SECTION 72(s) The provisions of the Contract shall be interpreted so as to comply with the requirements of Section 72(s) of the Internal Revenue Code.

PART 3              OWNERSHIP
--------------------------------------------------------------------------------

GENERAL Before the Maturity Date, the Owner of this Contract shall be the person, persons, or entity designated on the Contract Specifications Page and application or the latest change filed with us. On the Maturity Date, the Annuitant becomes the Owner of the Contract. If amounts become payable to the Beneficiary under the Contract, the Beneficiary becomes the Owner of the Contract.

CHANGE OF OWNER,    Subject to the rights of an irrevocable Beneficiary, you may
ANNUITANT,          change the Owner, Annuitant, or Beneficiary by written
BENEFICIARY         request in a form acceptable to us and which is received at our Annuity Service Office. The Annuitant may not be changed after the Maturity Date. You need not send us the Contract unless we request it. Any change must be approved by us. If approved, any change in Beneficiary will take effect on the date you signed the request. If approved, any change in Owner or Annuitant will take effect on the date we received the request at the Annuity Service Office. We will not be liable for any payments or actions we take before the change is approved.

                    The substitution or addition of any Owner may result in the resetting of the Death Benefit to an amount equal to the Contract Value as of the date of such change. For purposes of subsequent calculations of the Death Benefit, described in Part 4, Benefits, Death Benefit Before Maturity Date, the Contract Value on the date of the change will be treated as a Payment made on that date. In addition, all Payments made and all amounts deducted in connection with Partial Withdrawals prior to the date of the change of Owner will not be considered in the determination of the Death Benefit. This paragraph will not apply if (a) the individual whose death will cause the Death Benefit to be paid is the same after the change of Owner, or (b) if

                    Ownership is transferred to your spouse. If any Annuitant is changed and any Owner is not an individual, the entire interest in the Contract must be distributed to the Owner within five years of the change.

PART 4              BENEFITS
--------------------------------------------------------------------------------

ANNUITY BENEFITS    We will pay a monthly income to the Annuitant, if living, on the Maturity Date. Payments can be fixed or variable, or a combination of fixed and variable. Annuity benefits will commence on the Maturity Date and continue for the period of time provided for under the Annuity Option selected.

                    We may pay the Contract Value, less Debt, on the Maturity Date in one lump sum if the monthly income is less than $20.

                    On or before the Maturity Date you must select how the Contract Value will be used to provide the monthly income. You may select a Fixed or Variable Annuity. Unless you indicate otherwise, we will provide variable annuity payments in proportion to the Investment Account Value of each Investment Option at the Maturity Date. Annuity Payments will continue for 10 years or the lifetime of the Annuitant, if longer.

                    If a Variable Annuity is used, the amount of the first monthly annuity payment will be obtained from the appropriate option table under the "Payment of Contract Benefits" section. Subsequent monthly annuity payments will vary based on the investment experience of the Sub-Account(s) used to effect the annuity. The method used to calculate the amount of the initial and subsequent payments is described under the "Variable Annuity Payments" Section of Part 7.

                    If a Fixed Annuity is used, the portion of the Contract Value used to effect a Fixed Annuity will be applied to the appropriate table contained in this Contract. If the table in use by us on the Maturity Date is more favorable to you, we will use that table. We guarantee the dollar amount of fixed annuity payments.


DEATH BENEFIT       A Death Benefit will be determined as of the date on which
BEFORE MATURITY     written notice and proof of death and all required claim
DATE                forms are received at the Company's Annuity Service Office as follows:

                    1. If any Owner dies on or prior to their 85th birthday and the oldest Owner had an attained age of less than 81 years on the Contract Date, the Death Benefit will be the greater of:

                         (a)  the Contract Value, or

                         (b)  the excess of (i) over (ii) where

                              (i) equals the sum of each Payment accumulated daily, at the equivalent of 5% per year, starting on the date each Payment is allocated to the Contract, with a maximum accumulation of 2 times each Payment.

                              (ii) equals the sum of any amounts deducted in
                                   connection with partial withdrawals,
                                   accumulated daily at the equivalent of 5% per year, starting on the date each such deduction occurs, with a maximum accumulation of 2 times each amount deducted.

                    2. If any Owner dies after their 85th birthday and the oldest Owner had an attained age of less than 81 years on the Contract Date, the Death

                         Benefit will be determined as the greater of:

                         (a)  the Contract Value, or

                         (b)  the excess of (i) over (ii) where:

                              (i)  equals the sum of all Payments,

                              (ii) equals the sum of any amounts deducted in
                                   connection with partial withdrawals.

                    3. If any Owner dies and the oldest Owner had an attained age of 81 or greater on the Contract Date, the Death Benefit will be the Contract Value less any applicable Withdrawal Charges at the time of payment of benefits.

                    If there is any Debt, the Death Benefit equals the amount described above less the Debt under the Contract.

                    Death Of Annuitant: On the death of the last surviving Annuitant, the Owner becomes the new Annuitant, if the Owner is an individual. If any Owner is not an individual the death of any Annuitant is treated as the death of an Owner and the Death Benefit will be determined by substituting the Annuitant for the Owner as described below.

                    Death Of Owner: We will pay the Death Benefit to the Beneficiary if any Owner dies prior to the Maturity Date. The Death Benefit may be taken in one sum immediately, in which case the Contract will terminate. If the Death Benefit is not taken in one sum immediately, the Contract will continue subject to the following provisions:

                         (a)  The Beneficiary becomes the Contract Owner.

                         (b) The excess, if any, of the Death Benefit over the Contract Value will be allocated to and among the Investment Accounts in proportion to their values as of the date on which the Death Benefit is determined.

                         (c) No additional Payments may be applied to the Contract.

                         (d) If the Beneficiary is not the deceased Owner's spouse, the entire interest in the Contract must be distributed under one of the following options:

                              (i) The entire interest in the Contract must be distributed over the life of the Beneficiary, or over a period not extending beyond the life expectancy of the Beneficiary, with distributions beginning within one year of the Owner's death; or

                              (ii) the entire interest in the Contract must be
                                   distributed within 5 years of the Owner's
                                   Death.

                              If the Beneficiary dies before the distributions required by (i) or (ii) are complete, the entire remaining Contract Value must be distributed in a lump sum immediately.

                         (e) If the Beneficiary is the deceased Owner's spouse, the Contract will continue with the surviving spouse as the new Owner. The surviving spouse may name a new Beneficiary (and, if no Beneficiary is so named, the surviving spouse's estate will be the Beneficiary). Upon the death of the surviving spouse, the Death Benefit will equal the Contract Value at the time of the surviving spouse's death, and the entire interest in the Contract must be distributed to the new Beneficiary in accordance with the provisions of (d) (i) or (d) (ii) above.

                         (f) Withdrawal Charges will be waived on any withdrawals, unless the Death Benefit payable upon the Owner's death was defined under provision 3., Death Benefit Before Maturity Date above. If the Death Benefit was so defined, Withdrawal Charges will be assessed at the time a withdrawal occurs.

                         If there is more than one Beneficiary, the foregoing provisions will independently apply to each Beneficiary.

DEATH BENEFIT ON OR      If annuity payments have been selected based on an
AFTER MATURITY DATE      Annuity Option providing for payments for a guaranteed
                         period, and the Annuitant dies on or after the Maturity
                         Date, we will make the remaining guaranteed payments to the Beneficiary. Any remaining payments will be made as rapidly as under the method of distribution being used as of the date of the Annuitant's death. If no Beneficiary is living, we will commute any unpaid guaranteed payments to a single sum (on the basis of the interest rate used in determining the payments) and pay that single sum to the estate of the last to die of the Annuitant and the Beneficiary.

PROOF OF DEATH           Proof of death is required upon the death of the
                         Annuitant or the Owner. Proof of death is one of the following received at the Annuity Service Office:

                         (a)  A certified copy of a death certificate.

                         (b) A certified copy of a decree of a court of competent jurisdiction as to the finding of death.

                         (c) Any other proof satisfactory to us.


PART 5                   PAYMENTS
--------------------------------------------------------------------------------

GENERAL All Payments under this Contract are payable at our Annuity Service Office or such other place as we may designate. The minimum initial Payment is $25,000. Minimum subsequent Payments must be $1,000 with an exception for qualified plans where minimum subsequent Payments must be $30.00. Payments may be made at any time. If a Payment would cause the Contract Value to exceed $1,000,000, or the Contract Value already exceeds $1,000,000, no additional Payments will be accepted without our prior approval.

NONPAYMENT OF PAYMENTS   If, prior to the Maturity Date, no Payments are made
FOR TWO YEARS            for two consecutive Contract Years and if both:

                         (a) the total Payments made, less partial withdrawals,
                             are less than $2,000; and

                         (b) the Contract Value at the end of such two year
                             period is less than $2,000;

                         We may cancel the Contract and pay you the Contract Value (measured as of the Valuation Period during which the cancellation occurs), less the Debt and Annual Administration Fee.

ALLOCATION OF NET        When we receive Payments, the Net Payments will be
PAYMENTS                 allocated among Investment Options in accordance with
                         the allocation percentages shown on the Contract
                         Specifications Page. You may change the allocation of subsequent Net Payments at any time, without charge, by giving us written notice.

PART 6                   VARIABLE ACCOUNT PROVISIONS
--------------------------------------------------------------------------------

INVESTMENT ACCOUNT       We will establish a separate Investment Account for you
                         for each Investment Option to which you allocate amounts. The Investment Account represents the number of your Accumulation Units in an Investment Option.

INVESTMENT ACCOUNT       The Investment Account Value of an Investment Account
VALUE                    is determined by (a) times (b) where:

                         (a) equals the number of Accumulation Units credited
                             to the Investment Account, and

                         (b) equals the value of the appropriate Accumulation
                             Unit.

ACCUMULATION UNITS       We will credit Net Payments to your Investment Accounts
                         in the form of Accumulation Units. The number of Accumulation Units to be credited to each Investment
                         Account of the Contract will be determined by dividing the Net Payment allocated to that Investment Account by the Accumulation Unit value for that Investment
                         Account. Accumulation Units will be adjusted for any transfers and will be canceled on payment of a Death
                         Benefit, withdrawal, maturity or assessment of certain charges based on their value for the Valuation Period in which such transaction occurs.

VALUE OF ACCUMULATION    The Accumulation Unit value for any Valuation Period is
UNIT                     determined by multiplying the Accumulation Unit value
                         for the immediately preceding Valuation Period by the "net investment factor" for the Investment Account for the Valuation Period for which the value is being determined. The value of an Accumulation Unit may increase, decrease or remain the same from one
                         Valuation Period to the next.


NET INVESTMENT FACTOR    The net investment factor for an Investment Account is
                         an index that measures the investment performance of a Sub-Account from one Valuation Period to the next. The net investment factor for any Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result where:

                         (a)  is the net result of:

                              (1) the net asset value per share of a Portfolio share held in the Sub-Account determined as of the end of the current Valuation Period, plus

                              (2)  the per share amount of any dividend or
                                   capital gain distributions made by the
                                   Portfolio on shares held in the Sub-Account if the "ex-dividend" date occurs during the current Valuation Period, and

                         (b) is the net asset value per share of a Portfolio share held in the Sub-Account determined as of the end of the immediately preceding Valuation Period, and

                         (c) is the Asset Fee as defined in Part 10, Fees and Deductions.

                         The net investment factor may be greater or less than or equal to one.


PART 7                   ANNUITY PROVISIONS
--------------------------------------------------------------------------------

VARIABLE ANNUITY         The amount of the first variable annuity payment is
PAYMENTS                 determined by applying
                         the portion of the Contract Value used to effect a Variable Annuity, measured as of a date not more than 10 business days prior to the Maturity Date (minus any applicable premium taxes), to the appropriate tables(s) contained in this Contract. If the table in use by us on the Maturity Date is more favorable to you, we will use that table. Subsequent payments will be based on the investment performance of one or more Sub-Accounts as you select. The amount of such payments is determined by the number of Annuity Units credited for each Sub- Account. Such number is determined by dividing the portion of the first payment allocated to that Sub-Account by the Annuity Unit value for that Sub-Account determined as of the same date that the Contract Value to effect annuity payments was determined. This number of Annuity Units for each Sub-Account is then multiplied by the appropriate
                         Annuity Unit value for each subsequent determination date, which is a uniformly applied date not more than 10 business days before the payment is due.

MORTALITY AND EXPENSE    We guarantee that the dollar amount of each variable
GUARANTEE                annuity payment will not be affected by changes in
                         mortality and expense experience.


ANNUITY UNIT VALUE       The value of an Annuity Unit for each Sub-Account for
                         any Valuation Period is determined as follows:

                         (a) The net investment factor for the Sub-Account for the Valuation Period for which the Annuity Unit value is being calculated is multiplied by the value of the Annuity Unit for the preceding Valuation Period; and

                         (b) The result is adjusted to compensate for the interest rate assumed in the tables used to determine the first variable annuity payment.

                         The dollar value of Annuity Units may increase, decrease or remain the same from one Valuation Period to the next.

FIXED ANNUITY PAYMENTS   The amount of each fixed annuity payment is determined
                         by applying the portion of the Contract Value used to effect a Fixed Annuity measured as of a date not more than 10 business days prior to the Maturity Date (minus any applicable premium taxes) to the appropriate table contained in this Contract. If the table in use by us on the Maturity Date is more favorable to you, we will use that table.

                         We guarantee the dollar amount of fixed annuity payments.

PART 8                   TRANSFERS
--------------------------------------------------------------------------------

TRANSFERS                Before the Maturity Date you may transfer amounts among
                         Investment Accounts of the Contract. There is no transaction charge for transfers. Amounts will be canceled from the Investment Account from which amounts are transferred and credited to the Investment Account to which amounts are transferred. We will effect such transfers so that the Contract Value on the date of transfer will not be affected by the transfer. We reserve the right to limit, upon notice, the maximum number of transfers you may make per Contract Year to one per month or six at any time within a Contract
                         Year. You must transfer at least $300 or, if less, the entire amount in the Investment Account each time you make a transfer. If, after the transfer, the amount remaining in the Investment Account from which the transfer is made is less than $100, then we will transfer the entire amount instead of the requested amount.

                         We reserve the right to defer the transfer privilege at any time that we are unable to purchase or redeem shares of the Trust Portfolios. In addition, in accordance with applicable law, the Company reserves the right to modify or terminate the transfer privilege at any time.

                         Once variable annuity payments have begun, you may transfer all or part of the investment upon which your variable annuity payments are based from one Sub-Account to another. To do this, we will convert the number of variable Annuity Units you hold in the Sub-Account from which you are transferring to a number of variable Annuity Units of the Sub-Account to which you are transferring so that the amount of a variable annuity payment, if it were made at that time, would not be affected by the transfer. After that, your variable annuity payments will reflect changes in the values of your new variable Annuity Units. You must give us notice at least 30 days before the due date of the first variable annuity payment to which the transfer will apply. We reserve the right to limit, upon notice, the maximum number of transfers you may make, per Contract Year after variable annuity payments have begun, to four.

                         After the Maturity Date, transfers will not be allowed from a fixed to a variable Annuity Option, or from a variable to a fixed Annuity Option.

PART 9                   WITHDRAWAL PROVISIONS
--------------------------------------------------------------------------------

CONTRACT VALUE           Your Contract Value is equal to the total of the
                         Investment Account Values and, if applicable, any amount in the Loan Account attributable to the Contract.

PAYMENTS OF WITHDRAWALS  You may withdraw part or all of the Contract Value, less any Debt, at any time before the earlier of your death or the Maturity Date by sending us a written request. We will pay all withdrawals within seven days of receipt at the Annuity Service Office subject to postponement in certain circumstances, as specified below.

SUSPENSION OF PAYMENTS   We may defer the right of withdrawal, or postpone the
                         date of payment, from the Investment Accounts for any period when: (1) the New York Stock Exchange is closed
                         (other than customary weekend and holiday closings);
                         (2) trading on the New York Stock Exchange is restricted; (3) an emergency exists as a result of which disposal of securities held in the Variable
                         Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Variable Account's net assets; or (4) the Securities and Exchange Commission, by order, so permits for the protection of security holders; provided that applicable rules and regulations of the Securities and Exchange Commission shall govern as to whether the conditions described in (2) and (3) exist.

TOTAL WITHDRAWAL         Upon receipt of your request to withdraw all of your
                         Contract Value, we will terminate the Contract and pay you the Contract Value less, any applicable Debt, Withdrawal Charges and the Annual Administration Fee.

PARTIAL WITHDRAWAL       If you are withdrawing part of the Contract Value, you
                         should specify the amount that should be withdrawn from each Investment Option of the Contract. If you do not specify, the requested amount will be withdrawn from the Investment Accounts on a pro rata basis.

                         We will deduct the Withdrawal Charge, if applicable, from the Contract Value remaining after payment of the requested amount.

 WITHDRAWAL CHARGE       If a withdrawal is made from the Contract before the
                         Maturity Date, a Withdrawal Charge (contingent deferred sales charge) may be assessed against Payments that have been in your Contract for less than 3 years. No
                         Withdrawal Charge will apply to Payments being withdrawn that have been in the Contract for 3 or more years. The amount of the Withdrawal Charge and when it is assessed is discussed below:

                         (1) The free withdrawal amount is defined as the greater of:

                              (a) the excess of the Contract Value on the date of withdrawal over the unliquidated Payments, or

                              (b)  the excess of (i) over (ii), where:

                                   (i)  equals 10% of total Payments,

                                   (ii) equals 100% of all prior partial
                                        withdrawals, in that Contract Year.

                              The free withdrawal amount may be withdrawn free of a Withdrawal Charge.

                        (2) If a withdrawal is made for an amount greater than the free withdrawal amount, Payments will be liquidated on a first-in-first-out basis. We will liquidate Payments in the order such Payments were made: the oldest unliquidated Payment first, the next Payment second, etc...until all Payments have been liquidated.

                        (3) A 3% Withdrawal Charge will be assessed against Payments liquidated that have been in the Contract for less than 3 years.

                        (4) The Withdrawal Charge is deducted from the Contract Value remaining after you are paid the amount requested, except in the case of a complete withdrawal when it is deducted from the amount otherwise payable. In the case of a partial withdrawal, the amount requested from an Investment Account may not exceed the value of that Investment Account less any applicable Withdrawal Charge.

                        (5) In no event will the aggregate Withdrawal Charge be greater than 3% of the total Payments made.

REQUENCY AND AMOUNT OF   You may make as many partial withdrawals as you wish.
PARTIAL WITHDRAWAL       Any withdrawal from an Investment Account of the
                         Contract must be at least $300 or the entire balance of the Investment Account, if less. If after the withdrawal, the amount remaining in the Investment
                         Account is less than $100, then we will consider the withdrawal request to be a request for withdrawal of the entire amount held in the Investment Account. If a partial withdrawal would reduce the Contract Value to less than $300, then we will treat the partial withdrawal request as a total withdrawal of the Contract Value.

PART 10                  FEES AND DEDUCTIONS
--------------------------------------------------------------------------------

ASSET FEE                To compensate us for assuming mortality and expense
                         risks, and certain administration expenses, we deduct from each Sub-Account a fee each Valuation Period at an annual rate of 1.65%. A portion of this Asset Fee may also be used to reimburse us for distribution expenses.
                         This fee is reflected in the Net Investment Factor used to determine the value of Accumulation Units and Annuity Units of the Contract.

ANNUAL ADMINISTRATION    We reserve the right to impose a $30 Annual
FEE                      Administration Fee on each

                         Contract Anniversary prior to the Maturity Date any time the Contract Value is less than $10,000 as a result of a partial withdrawal. The Annual Administration Fee will be withdrawn from each Investment Option in the same proportion that the value of the Investment Accounts of each Investment Option bears to the Contract Value. If the Contract Value is totally withdrawn on any date other than the Contract Anniversary, we will deduct the full amount of the $30 Annual Administration Fee from the amount paid.

TAXES We reserve the right to charge certain taxes against your Payments (either at the time of payment or liquidation), Contract Value, payment of Death Benefits or annuity payments, as appropriate. Such taxes may include any premium taxes or other taxes levied by any government entity which we, in our sole discretion, determine have resulted from the establishment or maintenance of the Variable Account, or from the receipt by us of Payments, or from the issuance of this Contract, or from the commencement or continuance of annuity payments under this Contract.

PART 11                  LOAN PROVISION (CERTAIN QUALIFIED CONTRACTS ONLY)
--------------------------------------------------------------------------------

GENERAL This loan provision applies only to certain Qualified Contracts. All provisions and terms of a loan are included in the Qualified Plan Endorsement, if attached.

PART 12                  PAYMENT OF CONTRACT BENEFITS
--------------------------------------------------------------------------------

GENERAL Benefits payable under this Contract may be applied in accordance with one or more of the Annuity Options described below, subject to any restrictions of Internal Revenue Code section 72(s)

ALTERNATE                ANNUITY OPTIONS Instead of settlement in accordance
                         with the Annuity Options described below, you may choose an alternate form of settlement acceptable to us.

DESCRIPTION OF ANNUITY   Option 1: Life Annuity
OPTIONS
                         (a)  Life Non-Refund. We will make payments during the
                              lifetime of the Annuitant. No payments are due after the death of the Annuitant.

                         (b) Life 10-Year Certain. We will make payments for 10 years and after that during the lifetime of the Annuitant. No payments are due after the death of the Annuitant or, if later, the end of the 10-year period certain.

                         Option 2: Joint and Survivor Life Annuity

                         The second Annuitant named shall be referred to as the Co-Annuitant.

                         (a) Joint and Survivor Non-Refund. We will make payments during the joint lifetime of the Annuitant and Co-Annuitant. Payments will then continue during the remaining lifetime of the survivor. No payments are due after the death of the last survivor of the Annuitant and Co-Annuitant.

                         (b) Joint and Survivor with 10-Year Certain. We will make payments for 10 years and after that during the joint lifetime of the Annuitant and Co-Annuitant. Payments will then continue during the remaining lifetime of the survivor. No payments are due after the death of the survivor of the Annuitant and Co-Annuitant or, if later, the end of the 10-year period certain.

ANNUITY PAYMENT RATES    The annuity payment rates on the attached tables show,
                         that for each $1,000 applied, the dollar amount of both
                         (a) the first monthly variable annuity payment based on the assumed interest rate of 3% and (b) the monthly fixed annuity payment, when this payment is based on the minimum guaranteed interest rate of 3% per year.
                         The annuity payment rates for payments made on a less frequent basis (quarterly, semiannual or annual) will be quoted by us upon request. The annuity payment rates are based on the 1983 Table A projected at Scale G with interest at the rate of 3% per annum and assume births in year 1942. The amount of each annuity payment will depend upon the sex and adjusted age of the Annuitant, the Co-Annuitant, if any, or other payee. The adjusted age is determined from the actual age nearest birthday at the time the first monthly annuity payment is due, as follows:

                           CALENDAR YEAR OF BIRTH       ADJUSTMENT TO ACTUAL AGE
                           ----------------------       -----------------------

                                1899 - 1905                        +6
                                1906 - 1911                        +5
                                1912 - 1918                        +4
                                1919 - 1925                        +3
                                1926 - 1932                        +2
                                1933 - 1938                        +1
                                1939 - 1945                        +0
                                1946 - 1951                        -1
                                1952 - 1958                        -2
                                1959 - 1965                        -3
                                1966 - 1972                        -4
                                1973 - 1979                        -5
                                1980 - 1986                        -6
                                  1987+                            -7


                         The dollar amount of annuity payment for any age or combination of ages not shown following or for any other form of Annuity Option agreed to by us will be quoted on request.

                         AMOUNT OF FIRST MONTHLY PAYMENT

                           PER $1000 OF CONTRACT VALUE

                             OPTION 1: LIFE ANNUITY


                      Option 1(A): Non-Refund                                       Option 1(B): 10-Year Certain
       -----------------------------------------------------         ------------------------------------------------------
       Adjusted Age of                                               Adjusted Age of
          Annuitant            Male             Female                  Annuitant            Male              Female
       -----------------------------------------------------         ------------------------------------------------------
              55               4.23              3.83                       55               4.19               3.82
              60               4.64              4.15                       60               4.57               4.12
              65               5.20              4.57                       65               5.05               4.51
              70               5.94              5.13                       70               5.65               5.02
              75               6.91              5.91                       75               6.35               5.67
              80               8.21              6.98                       80               7.13               6.45
              85               9.94              8.47                       85               7.90               7.29




                    OPTION 2: JOINT AND SURVIVOR LIFE ANNUITY

     Option 2(A): Non-Refund
                                                                       Age of Co-Annuitant
          ----------------       ---------------------------------------------------------------------------------
          Adjusted
          Age of Male            10 Years        5 Years          Same              5 Years          10 Years
          Annuitant              Younger         Younger          Age               Older            Older
          ----------------       ---------------------------------------------------------------------------------
          55                     3.24            3.38             3.53              3.69             3.83
          60                     3.40            3.58             3.78              3.98             4.16
          65                     3.61            3.85             4.10              4.36             4.61
          70                     3.88            4.19             4.53              4.88             5.20
          75                     4.23            4.64             5.10              5.57             6.00
          80                     4.70            5.26             5.88              6.51             7.06
          85                     5.34            6.09             6.94              7.76             8.43


     Option 2(B): 10 Year Certain
                                                                        Age of Co-Annuitant
          ----------------       ---------------------------------------------------------------------------------
          Adjusted
          Age of Male             10 Years         5 Years          Same              5 Years          10 Years
          Annuitant               Younger          Younger          Age               Older            Older
          ----------------       ---------------------------------------------------------------------------------
          55                      3.24             3.38             3.53              3.69             3.83
          60                      3.40             3.58             3.78              3.98             4.16
          65                      3.61             3.85             4.10              4.36             4.59
          70                      3.88             4.18             4.52              4.86             5.16
          75                      4.23             4.63             5.07              5.50             5.86
          80                      4.68             5.21             5.78              6.30             6.69
          85                      5.27             5.95             6.62              7.18             7.56
          --------------------------------------------------------------------------------------------------------


     Monthly installments for ages not shown will be furnished on request



































                       This page intentionally left blank

-------------------------------------------------------------------------------

THE MANUFACTURERS LIFE INSURANCE
COMPANY OF NORTH AMERICA
--------------------------------------------------------------------------------

Manulife Financial and the block design are registered service marks of The Manufacturers Life Insurance Company and are used by it and its subsidiaries.


 .